Exhibit 10.10

SECOND AMENDMENT TO SEVERANCE AGREEMENT

This Second Amendment to Severance Agreement (the "Amendment") is made and entered into as of __________ __, 2014 (the "Effective Date") by and between Symmetry Medical, Inc., a Delaware corporation ("Company"), and Ronda Harris (the "Executive").

WITNESSETH

WHEREAS, Executive and Company entered into a Severance Agreement on or about May 4, 2010, which was subsequently amended on August 5, 2012 (collectively they constitute the "Agreement");

WHEREAS, Company has entered into that certain Agreement and Plan of Merger ("Merger Agreement") by and among Company, Tecostar Holdings, Inc. and its parent and/or affiliate companies or successors and assigns ("Tecostar") which Merger Agreement provides for the acquisition of 100% of Company's outstanding common stock by Tecostar and the spin out of Symmetry Surgical, Inc., Company's wholly-owned subsidiary, as a stand-alone public entity ("Symmetry Surgical"), subject to the terms and conditions of the Merger Agreement (the "Acquisition"); and

WHEREAS, the Parties wish to modify the Agreement to provide Executive with additional incentives to make and continue to make valuable contributions to the productivity and profitability of Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and the mutual benefits herein provided, Company and Executive hereby agree as follows:

1.             Maintenance of Terms. All terms in the Agreement shall remain in full force and effect unless specifically modified herein.

2.             Severance Benefits. The first three paragraphs of Section 4 of the Agreement, addressing the benefits to be paid following a Qualifying Termination, shall be deleted in its entirety and replaced with the following (with the remaining provisions of Section 4 being retained without change):

"4.             Severance Benefits. Following a termination of employment for any reason, Executive shall be paid, on the next regular payday, his earned but unpaid salary, at his then effective rate, for services performed through the date of termination and, within thirty (30) days following the termination, any earned but unpaid incentive bonus for any previous completed year. In addition, upon a Qualifying Termination, Executive shall receive the following benefits ('Severance Benefits'), less any amounts required to be withheld under applicable law, for twelve (12) months following the Qualifying Termination (or such longer period provided herein) (the 'Severance Period'), subject to the conditions set forth in Section 3, Executive's execution of a Release Agreement, and the expiration of any revocation period therein related to a Qualifying Termination. If the Qualifying Termination occurs within six (6) months prior to or twelve (12) months following a Change in Control, as defined in Section 4.g, then the number of months in the Severance Period shall be eighteen (18) months and the amounts payable under Section 4.a shall be multiplied by 150% of the applicable base salary payable over such Severance Period (except as otherwise provided below).

a.             Company shall pay to Executive an amount equal to Executive's annual base salary as it existed prior to the Qualifying Termination (which shall be at least equal to Executive's base salary on the date of this Agreement and any higher amount established after the date of this Agreement). Notwithstanding the preceding provisions, in the event that Change in Control occurs as a result of the closing of the Merger Agreement, the amounts payable under this Section 4.a. shall be paid in the form of (i) a grant of the maximum number of shares of Company's common stock permitted to be awarded to Executive as an Other Stock-Based Award under the terms of section 11 of Company's 2004 Equity Incentive Plan, as amended, but in no event to exceed, in terms of the fair market value as of the date of such grant, the amounts required to be paid under this Section 4.a ('Severance Stock Award'), and (ii) a single lump sum payment equal to the excess of amounts required to be paid under this Section 4.a over the fair market value of the Severance Stock Award as of the date of grant of such award ('Severance Cash Award'). Notwithstanding the foregoing, if the Severance Stock Award is payable following the Effective Time (as defined in the Merger Agreement), Symmetry Surgical shall pay to the Executive, in lieu of the Severance Stock Award and the Severance Cash Award, an amount in cash equal to the amounts required to be paid under this Section 4.a (the "Post-Closing Payment"). The Severance Stock Award, the Severance Cash Award and the Post-Closing Payment, as applicable, shall be paid within sixty (60) days of the date of the Qualifying Termination. Notwithstanding the preceding provisions of this Section 4.a, if for any reason the Acquisition is not consummated, or the Merger Agreement is terminated or expires without the Acquisition having been completed, or Executive and Symmetry Surgical fail to enter into a binding employment agreement as of the effective time of the Acquisition, then (I) the Severance Benefits shall cease to be payable in the form of Company common stock and shall be fully paid in cash, and (II) any Severance Stock Awards previously granted hereunder shall be immediately forfeited."

b.             Within thirty (30) days following the last day of any computation period under an incentive bonus plan or similar plan, Executive shall be paid a lump sum payment equal to (i) any bonus to which Executive would have been entitled if Executive had remained employed through the payment date and had achieved all individual performance objectives, multiplied by (ii) a fraction, the denominator of which is the number of days in any such computation period and the numerator of which is the number of days during the computation period Executive was employed by Company. By way of example, should the computation period be one year, during which Executive worked 75 days, then the fraction would be 75/365. Notwithstanding the preceding provisions of this Section 4.b, in the event that the Acquisition is consummated, no amounts shall be payable by Company under this Section 4.b to the extent that the payment of such amounts has been assumed by Symmetry Surgical, Inc. under the terms of the Merger Agreement."

3.             Section 16 of the Agreement is amended to add the following language to the end thereof:

"The parties acknowledge that the Severance Benefits payable under this Agreement, as amended, are intended to be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code."

4.             In all other respects the Agreement shall be and remain unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date set forth above.

SYMMETRY MEDICAL, INC.

By:
David C. Milne SVP of HR, General Counsel and Corporate Secretary, Symmetry Medical Inc.

EXECUTIVE:

David C. Milne